Exhibit 10.11

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2012 (the “Effective Date”), by and between FVA Ventures, Inc., a California corporation (“ViSalus”), and Dr. Michael Seidman (“Contractor”). Each of ViSalus and Contractor are sometimes referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.	ViSalus desires to engage Contractor to consult for ViSalus in connection with its scientific research and development and promoter support related to the same; and

B.	Contractor has agreed to provide certain services to ViSalus on the terms set forth in this Agreement.

Therefore, the Parties agrees as follows:

AGREEMENT

1.	ENGAGEMENT; SERVICES

ViSalus hereby engages Contractor to provide during the Term (as defined in Section 3, below) the services set forth on the attached Exhibit A (collectively, the “Services”). During the Term, Contractor agrees to devote such business efforts and time as is reasonably required to fulfill Contractor’s duties in connection with the Services, to provide the same in a diligent and conscientious manner and to the best of Contractor’s ability, in accordance with applicable law, and the terms and conditions provided in this Agreement.

2.	COMPENSATION; EXPENSES

(a) Fee. As consideration for the Services, ViSalus shall pay Contractor, on the fifteenth (15th) day of every month, a fee in an amount equal to Fifteen Thousand Dollars ($15,000) per month (the “Fee”).

(b) Business Expenses. ViSalus shall reimburse Contractor for all reasonable, out-of-pocket business expenses actually incurred by Contractor during the Term in performing the Services; provided, that (i) any such expense is pre-approved by ViSalus, and (ii) Contractor submits to ViSalus appropriate supporting documentation for all such expenses in accordance with ViSalus’ policies and procedures.

(c) Tax Matters. ViSalus and Contractor agree that Contractor shall be treated as an independent contractor, and not as an employee of ViSalus, with respect to the Services performed hereunder. All fees payable to Contractor hereunder shall be paid in full, without any withholding, deduction, or offset of any Federal, state, or local income taxes, employment taxes, or other withholdings, except to the extent ViSalus reasonably determines that any such withholdings, deductions, or offsets are required by applicable law. Contractor hereby covenants and agrees that

Contractor shall be solely responsible for all income taxes, payroll taxes, and other withholdings (both employer and employee portions) with respect to all fees paid by ViSalus hereunder, and agrees to indemnify and hold ViSalus harmless from and against any and all loss, liability, claim, cause of action, suit, fine, damage, judgment, cost or expense (including reasonable attorneys’ fees) arising out of or in connection with any tax liability or other tax obligations relating to payments made to Contractor pursuant to this Agreement, including, without limitation, any such taxes and withholdings imposed as a result of any claim or determination by any taxing authority or otherwise that Contractor is not an independent contractor with respect to the services performed hereunder.

3.	TERM

(a) Term. The Engagement shall be for a two year period commencing on March 1, 2012 and ending on February 28, 2014, unless terminated in accordance with Section 3(b).

(i) Termination. The Engagement may be terminated by: (i) the mutual, written consent of ViSalus and Contractor; or (ii) by the non-breaching Party upon the occurrence of a breach by the other Party in the performance of its obligations under this Agreement, which breach (if capable of cure) is not cured to the reasonable satisfaction of the non-breaching Party within ten (10) business days after the non-breaching Party has delivered written notice of such breach to the breaching Party.

(ii) Effect of Termination. In the event the Engagement is terminated or expires, the provisions of this Agreement, other than those set forth in Section 8(i), shall no longer have any force or effect. Upon the termination of the Engagement, ViSalus shall (i) pay to Contractor, no later than fifteen (15) days after the date of termination, the earned, but unpaid portion of the Fee, prorated through the date of termination, and (ii) shall reimburse Contractor, in accordance with Section 2(b), for all expenses properly incurred prior to the date of termination.

4.	PROPRIETARY RIGHTS

(a) Work.

(i)	Definition. All inventions, discoveries, improvements, developments, concepts, trade secrets, original works of authorship, formulas, work products, drawings, know-how, designs, algorithms, computer programs, (including, but not limited to, source code, object code routines, macros, etc.), databases, strategies, processes, procedures, methodologies, and techniques, and all documentation relating to the foregoing, whether or not patentable or registrable under copyright or similar laws, which Contractor, alone or jointly, while operating on ViSalus’ behalf and within the scope of Services listed on Exhibit A, creates, conceives, develops, reduces to practice, or causes another to create, conceive, develop, or reduce to practice expressly for ViSalus, will collectively and individually be referred to as the “Work.” Notwithstanding the foregoing, the parties acknowledge and agree that any minor reformulations or minor enhancements of Contractor’s existing products shall not constitute Work hereunder. Contractor agrees to disclose promptly in writing to ViSalus all inventions created, conceived, developed or reduced to practice by Contractor, while Contractor is operating on ViSalus’ behalf and within the scope of Services listed on Exhibit A.

(ii)	Nonassignable Inventions. Notwithstanding any provision of this Agreement to the contrary, this Agreement does not apply to Work which qualifies fully as a nonassignable invention under the provisions of applicable law.

(b) Proprietary Rights.

(i)	Work Made for Hire. Contractor understands and agrees that (i) to the extent permitted by law, applicable portions of the Work shall be deemed a “work made for hire” within the meaning of that term under United States Copyright Act, 17 U.S.C. §§ 101 et seq., as amended or superseded, and (ii) ViSalus shall be deemed the exclusive owner of all rights, title and interest in and to such Work in any and all media, languages, territories and jurisdictions throughout the world, now known or hereafter devised, including, but not limited to, any and all works of authorship, copyrights and copyright registrations.

(ii)	Assignment. Contractor assigns and transfers to ViSalus, effective as of the date of its creation, any and all rights, title and interest Contractor may have or may acquire in and to the Work (including, but not limited to, any Work not deemed, for whatever reason, to have been created as a work made for hire), in any and all media, languages, territories and jurisdictions throughout the world, now known or hereafter devised, including, but not limited to, any and all inventions, patents, patent applications, copyrights, copyright registrations, trade secrets, know-how and other intellectual property rights in the Work, and the right to prosecute and recover damages for all past, present and future infringements or other violations of the Work.

(iii)	Use of the Work. ViSalus shall have the unrestricted right to use, display, publish, perform, record, copy, broadcast, transmit, distribute, augment, subtract from, modify, distort, translate, transfer, combine with other information or materials, create derivative works based on, sell, or otherwise exploit for any purpose, the Work and any portion thereof, in any manner or media throughout the world, as ViSalus may in its sole discretion determine. Contractor hereby irrevocably waives and assigns to ViSalus any and all so-called moral rights or “droit moral” Contractor may have in or with respect to any Work. Notwithstanding the foregoing, nothing contained herein will require ViSalus to exercise or exploit any of ViSalus’ rights in or to the Work.

(iv)	Contractor’s Use of Work. Contractor shall not at any time without ViSalus’ prior written consent, except as required in the performance of Contractor’s responsibilities on behalf of ViSalus, (i) reproduce, display, publish, perform, record, broadcast, transmit, distribute, modify, translate, combine with other information or materials, create derivative works based on, exploit commercially, disclose, or otherwise use the Work, in any manner or medium whatsoever; or (ii) disclose or publicize the terms of this Agreement.

(v)	Further Documentation. Upon ViSalus’ request, Contractor shall, at ViSalus’ expense, promptly execute and deliver to ViSalus any and all necessary documentation, including, but not limited to, assignments, declarations for patent applications, copyright registrations, or such other documents as are necessary to effectuate the purposes of this Agreement and to vest in ViSalus ownership of all Work. Contractor hereby irrevocably appoints ViSalus as Contractor’s attorney-in-fact with full power to execute, acknowledge, deliver and record any and all such documents Contractor fails to execute within five (5) business days after ViSalus’ request therefor. This appointment shall be a power coupled with an interest and is irrevocable.

(c) Proprietary Information.

(i) Contractor agrees to retain in confidence all information relating to ViSalus, including, but not limited to, any of ViSalus’ proprietary information, technical data, trade secrets, know-how, research, product plans, products, services, works of original authorship, photographs, negatives, digital images, software, computer programs, ideas, research, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information (“Proprietary Information”). Except as is reasonably necessary in the performance of Contractor’s obligations to ViSalus, Contractor agrees not to use the Proprietary Information. Notwithstanding the foregoing, Proprietary Information shall not include any information that: (A) was in or entered the public domain through no fault of Contractor and not in violation of this Agreement; or (B) is disclosed to Contractor by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality. In the event that Contractor is requested pursuant to, or required by, applicable law or regulation to disclose any Proprietary Information or any other information concerning ViSalus, Contractor shall provide ViSalus with prompt written notice of such request or requirement in order to enable ViSalus (i) to seek an appropriate protective order or other remedy, (ii) to consult with Contractor with respect to ViSalus’ taking steps to resist or narrow the scope of such request or (iii) to waive compliance, in whole or in part, with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or ViSalus waives compliance, in whole or in part, with the terms of this Agreement, Contactor shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information that is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. All right, title and interest in and to the Proprietary Information will remain the exclusive property of ViSalus. Nothing in this Agreement will be construed to grant Contractor any rights to or license under the Proprietary Information or under any related patent, patent application, trademark, copyright, know-how, or other intellectual property of ViSalus.

(ii) Nature of Proprietary Information. Contractor acknowledges and agrees that the Proprietary Information protected by this Agreement is of a special, unique, unusual, extraordinary and intellectual character that money damages would not be sufficient to avoid or compensate for the unauthorized use or disclosure of the Proprietary Information or the breach of the covenants herein; and that specific performance, injunctive relief, and other equitable relief would be appropriate to prevent any actual or threatened use or disclosure of the Proprietary Information or breach of the covenants herein. Contractor also acknowledges that the interests of ViSalus in and to its Proprietary Information may be irreparably injured by disclosure of such Proprietary Information. The remedies stated above may be pursued in addition to any other remedies available at law or in equity for breach of this Agreement, and the Contractor agrees to waive any requirement for the securing or posting of any bond or other security in connection with such remedy. Should litigation be instituted to enforce any provision hereof, the prevailing party will be entitled to recover all costs, including, without limitation, reasonable legal fees, cost of investigation and cost of settlement.

(iii) Return of Proprietary Information. ViSalus may elect at any time to terminate further access to its Proprietary Information. Upon request, Contractor will return to ViSalus all Proprietary Information in any form and promptly destroy any and all material or information derived from the Proprietary Information, including any copies, electronic embodiments and notes thereof.

(iv) Non-Solicitation. During the Term and for one (1) year thereafter, Contractor shall not encourage or solicit any employee, independent contractor, vendor, or client of ViSalus to leave or terminate its relationship with ViSalus for any reason.

5.	REPRESENTATIONS AND WARRANTIES OF CONTRACTOR

Contractor represents and warrants to ViSalus that (i) Contractor has the legal capacity to execute, deliver and perform this Agreement, (ii) this Agreement is a valid and binding agreement and is fully enforceable against Contractor, (iii) Contractor is not a party to any agreement that would prevent his entering into this Agreement or performing his obligations hereunder, (iv) any work product prepared or provided by Contractor shall not infringe the intellectual property or other rights of any third party, (v) Contractor’s performance of this Agreement will not breach any confidentiality or other agreement, with any former employer or other third party, to which Contractor is bound, (vi) in performing the Services, Contractor shall not make any unauthorized use of any confidential or proprietary information of any other person or entity, and (vii) Contractor has not previously granted, pledged, or made any other disposition to any person or entity, or any right, title or interest in or to the Work, and shall not make sure any disposition to any person or entity other than Visalus.

ViSalus represents and warrants to Contractor that (i) ViSalus has the legal capacity to execute, deliver and perform this Agreement, (ii) this Agreement is a valid and binding agreement and is fully enforceable against ViSalus, (iii) ViSalus is not a party to any agreement that would prevent it from entering into this Agreement or performing its obligations hereunder.

6.	INDEMNIFICATION

Each Party (an “Indemnifying Party”) shall indemnify and defend the other Party and its affiliates and their respective successors and assigns, and each of their respective officers, directors, partners, managers, employees, stockholders, members, Contractors, attorneys, accountants, representatives, and agents (collectively, the “Indemnified Parties”), in respect of, and hold them harmless against, any and all claims, demands, causes of action, actions, proceedings, judgments, debts, obligations, liabilities, damages, fines, fees, penalties, interest obligations, taxes, deficiencies, losses, costs and expenses (including, without limitation, amounts paid to enforce the provisions of this Section 6 and amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses) (collectively, “Damages”) incurred or suffered by any of the Indemnified Parties arising out of, resulting from, relating to, or constituting (a) any fraud, misrepresentation or breach of any provision of this Agreement (including, but not limited to, the representations and warranties) by the Indemnifying Party, or (b) any gross negligence or willful misconduct by the Indemnifying Party. In addition, and notwithstanding the foregoing, Contractor shall reimburse and indemnify ViSalus and hold ViSalus harmless against any and all Damages incurred by ViSalus in connection with or arising out of (i) Contractor’s breach of any of Contractor’s warranties, representations, or obligations set forth herein, or (ii) any claim by a third party that the Work, or any portion thereof, infringes or otherwise violates any intellectual property, privacy, or other rights of such party.

7.	INDEPENDENT CONTRACTOR; NO AGENCY

ViSalus and Contractor agree that Contractor will perform the Services as an independent contractor, retaining reasonable control over and responsibility for Contractor’s own operations. Contractor shall control the time, manner and place of performance of the Services. Without limiting the foregoing, Contractor acknowledges and agrees that Contractor shall not have any right to any compensation or benefits that ViSalus grants its employees, including, without limitation, any salary, pension, stock, bonus, profit sharing, insurance of any kind, health or other benefits that are available to employees of ViSalus. In addition, Contractor shall not use any sub-contractors to perform the Services hereunder and Contractor may not delegate any of his duties hereunder. Contractor will not be considered an employee or agent of ViSalus as a result of this Agreement, nor will Contractor have the authority to contract in the name of or bind ViSalus based on the consulting relationship established hereunder.

8.	MISCELLANEOUS

(a) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered by hand, within one (1) business day of facsimile with receipt confirmed, within one (1) business day of transmission by electronic mail or upon receipt when mailed by United States mail, registered or certified, postage prepaid, return receipt requested, addressed to the Parties as set forth in the signature pages hereof. A Party may change or supplement its address for the purposes of receiving notice pursuant to this Section 8(a) by giving the other Parties written notice of the new address in the manner set forth above.

(b) Entire Agreement; Modification. This Agreement, including the exhibits attached hereto, (i) contains the complete and entire understanding and agreement of Contractor and ViSalus with respect to the subject matter hereof, (ii) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Contractor in connection with the subject matter hereof, and (iii) may not be modified except by an instrument in writing executed by a duly authorized representative of each of ViSalus and Contractor.

(c) Assignment. Neither party may assign its rights or obligations under this Agreement without the other party’s express written consent.

(d) Governing Law. This Agreement shall be construed according to the laws of the State of Michigan without regard to conflict of laws provisions thereof. The parties hereby submit to the jurisdiction of the state and federal courts in Oakland County, Michigan and agree that said courts have the sole and exclusive jurisdiction over any and all disputes and causes of action involving such party that arise out of or relate to this Agreement or its performance. Should either party bring legal action to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs in addition to any other relief to which such party is entitled.

(e) Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

(f) Attorneys’ Fees. In the event that there has been a breach of any provision of this Agreement by any Party, the other Party will be entitled to recover its reasonable costs and attorneys’ fees in any legal proceeding to enforce the terms of this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts and delivered by facsimile or electronic transmission, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(h) Survival. The provisions of Sections 2(c), 3(c), 4, 5, 6, 7, and 8 shall survive any termination or expiration of the Engagement. The termination or expiration of the Engagement shall not adversely affect the rights or obligations of the Parties to the extent accrued prior to such termination or expiration.

(i) Further Assurances. Each Party shall take all actions and execute all documents reasonably necessary to effectuate the purposes and intents of this Agreement.

(j) Beneficiaries. The benefits of this Agreement shall inure to the Parties, their respective successors and permitted assigns, and the obligations and liabilities assumed in this Agreement by the Parties shall be binding upon their respective successors and permitted assigns.

(k) Status Review: During Q4 2012 the Parties shall review the relationship in all respects, including ViSalus’ subjective assessment of Contractor’s performance hereunder. ViSalus shall then consider the possibility that Contractor will be hired as an employee and compensated as or on par with a corporate officer of ViSalus. ViSalus shall make this determination in its sole discretion and is under no obligation to hire Contractor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

CONTRACTOR:		VISALUS:

Dr. Michael Seidman		FVA Ventures, Inc.

By:	/s/ Michael Seidman	By:	/s/ Ryan Blair
Name: Ryan Blair
Its: CEO

Address for Notice:
Address for Notice:
Dr. Michael Seidman
5310 Putnam		ViSalus Sciences
West Bloomfield, MI 48322		1607 E Big Beaver Rd. Suite 110
Facsimile:		Troy, MI 48083
E-Mail:		Attention: Mr. John Tolmie
Facsimile:
E-Mail:

With a copy (which shall not constitute notice) to:

Eisner, Kahan & Gorry
9601 Wilshire Blvd., Suite 700
Beverly Hills, CA 90210
Attention: Tim Gorry
Facsimile: (310) 855-3201
E-Mail: tgorry@eisnerlaw.com

Exhibit A

Services

1.	Assisting in the management of the science research and development for ViSalus;

2.	Assisting in the creation of new products for ViSalus;

3.	Assisting in the reformulation of existing ViSalus products;

4.	Assisting in the launch of new products for ViSalus domestically and internationally;

5.	Organizing product upgrades for ViSalus yearly, as feasible;

6.	Advising and coordinating corporate education and wellness opportunities for promoters, customers and employees;

7.	Appearing, at ViSalus’ reasonable request, at corporate functions and regulatory hearings; and

8.	Participation with sales team including:

a.	Vision Call attendance two (2) times per quarter;

b.	BBVi Call attendance once per month;

c.	Video shoot for product FAQ’s, to be available to all customers/promoters; and

d.	Participation in Regional & National Events.

9.	Other responsibilities as may be mutually agreed upon from time-to-time by Contractor and ViSalus.